Exhibit 99.1

CROWN MEDIA HOLDINGS ANNOUNCES OPERATING RESULTS

FOR FOURTH QUARTER OF 2011

STUDIO CITY, CA — February 24, 2012 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three months and year ended December 31, 2011.

Operating Highlights

•                  “Countdown to Christmas” Success. Hallmark Channel’s holiday programming initiative, “Countdown to Christmas”, officially launched on November 12th with marked increases in ratings over the same period in 2010 among our core demographic of women 25-54. Throughout the fourth quarter of 2011, “Countdown to Christmas” produced record-breaking successes, including Hallmark Channel’s highest total day delivery (Sunday, November 27) and highest total weekend delivery (Saturday, November 26 — Sunday, November 27) in network history. According to Nielsen, the original holiday movie premieres reached more than 22.1 million unduplicated viewers.

•                  Strong Advertising Sales. Advertising revenue increased 19% over fourth quarter 2010.  Hallmark Channel increased 14% while Hallmark Movie Channel increased 76%.

•                  Substantial Growth for Hallmark Movie Channel. Hallmark Movie Channel closed out the year with a universe estimate of approximately 45 million homes according to Nielsen, marking an increase of 19% from December 2010.

•                  Significant Carriage Interest for Hallmark Movie Channel. For the second year in a row, Hallmark Movie Channel ranked as the #1 network sought out by non-affiliates for carriage, among all mid-sized and emerging networks, according to the 2011 Beta Research Cable Operator Carriage Study.

•                  Successful Distribution Deals. The Crown Media Family Networks distribution team has completed renewals with Cox and Dish.

“Our fourth quarter and holiday season continues to be a source of strength and interest to advertisers for Hallmark Channel and Hallmark Movie Channel,” said Bill Abbott, President and CEO of Crown Media Family Networks. “Advertising sales revenue from our highly sought after seasonal programming directly contributed to our EBITDA growth. Hallmark Movie Channel has experienced significant gains in distribution, recently surpassing the 45 million subscriber milestone, in addition to increased carriage interest from non-affiliates. We are pleased with our results from the quarter and the year, and are pursuing strategic initiatives that will continue to resonate with our viewers, advertisers and distributors.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $99.6 million for the fourth quarter of 2011, a 10% increase from $90.7 million for the fourth quarter of 2010. Advertising revenue increased 19% to $81.7 million during the quarter, from $68.5 million in the fourth quarter of 2010 driven by improvement of audience ratings in certain of our key demographics. Advertising revenue from the Hallmark Movie Channel increased from $6.2 million for the three months ended December 31, 2010, to $10.9 million for the three months ended December 31, 2011. Subscriber fee revenue decreased 19% to $17.8 million from $22.0 million in the fourth quarter of 2010 due to the completion of contract negotiations with one multiple systems operator during the fourth quarter of 2010, which caused the Company to recognize subscriber fee arrears as revenue in the fourth quarter rather than continuing to account for revenue on a cash basis as it had during the negotiations.  This decrease was offset in part by contractual rate increases.

Crown Media reported revenue of $323.4 million for 2011, a 13% increase from $287.3 million for 2010. Advertising revenue increased 15% to $251.3 million during 2011, from $218.2 million during 2010. Subscriber fee revenue increased 4% to $71.7 million, from $68.8 million in the prior year’s period. Increases in contractual rates have been offset, in part, during 2011 by the Company not having a contract with one multiple systems operator since September 2010.

For the fourth quarter of 2011, cost of services increased 3% to $39.3 million from $38.1 million during the same quarter of 2010. Within cost of services, programming expenses increased 4% quarter over quarter to $36.1 million due to the increase of original programming.

For 2011, cost of services increased 9% to $149.0 million from $137.2 million during 2010. Within cost of services, programming expenses increased 9% period over period to $136.8 million, due to the increase in original programming and costs associated with the addition of The Martha Stewart Show programming. Other cost of services, including amortization of capital leases, increased 3% from $11.9 million to $12.3 million for 2011.

Selling, general and administrative expense decreased 9% for the fourth quarter of 2011 to $12.5 million from $13.7 million during the same quarter of 2010 due to a decrease in employee costs.

Selling, general and administrative expense increased 8% in 2011 to $54.2 million from $50.3 million during 2010. Research costs increased $1.7 million due to ratings information being provided for the Hallmark Movie Channel from April 1, 2010 and continued growth in its subscribers. Additionally, the Company recorded non-recurring debt issuance costs and banking fees attributable to its June 2010 recapitalization of $1.0 million and $2.5 million in

2010 and 2011, respectively. The remaining increase was due to an increase in employee costs.

Marketing expenses increased $4.7 million from the fourth quarter of 2010 to $6.3 million for the same quarter of 2011. The Company allocated significant marketing resources to the third quarter 2010 launch of The Martha Stewart Show. During the fourth quarter of 2011 the Company promoted its original holiday programming. Marketing expenses of $9.8 million for 2011 decreased $0.3 million from 2010.

Interest expense increased $9.6 million for the fourth quarter of 2011 to $12.0 million from the same quarter of 2010. Interest expense on the term loans retired on July 14, 2011 was $0.9 million for the quarter ended December 31, 2010. Subsequent interest expense on the new $510.0 million of third-party indebtedness was $11.3 million for the quarter ended December 31, 2011.

Interest expense decreased $30.1 million for 2011 from 2010. Interest expense on approximately $1.1 billion of indebtedness to H C Crown prior to the Company’s June 2010 recapitalization was $47.7 million; interest expense on the resulting $315.0 million of term loans was $1.9 million for the remainder of the year ended December 31, 2010. Interest on those term loans, until July 14, 2011, was $1.5 million for 2011. Subsequent interest expense on the new $510.0 million of indebtedness was $20.8 million for 2011.

Income tax provision was $0.5 million for the quarter ended December 31, 2011, and income tax benefit was $234.6 million for 2011. During 2011, the Company released portions of its deferred tax valuation allowance and now has an unreserved deferred tax asset of $236.0 million on its balance sheet. This also resulted in a non-cash reduction in income tax expense.

Non-cash income tax provision of approximately $5.9 million for the quarter ended December 31, 2010, and $8.8 million for 2010 was a result of the 2010 recapitalization.

During 2011, the Company paid Hallmark Cards $10.5 million for the Company’s estimated tax liability as calculated pursuant to a federal tax sharing agreement relating to income generated in the first and second quarters of 2011. The Company also made $0.8 million of cash payments under State Tax agreements during 2011.

Adjusted EBITDA was $42.3 million for the fourth quarter of 2011 compared to $38.4 million for the same period last year.  Cash provided by operating activities totaled $15.5 million for the fourth quarter of 2011 compared to $15.6 million for the same period last year.  The net income to common shareholders for the quarter ended December 31, 2011, totaled $29.9 million, or $0.08 per share, compared to $18.7 million, or $0.05 per share, in the fourth quarter of 2010.

Adjusted EBITDA was $116.9 million for 2011 compared to $94.5 million for 2010. Cash provided by operating activities totaled $41.5 million for 2011 compared to $67.1 million for 2010.  Net income to common shareholders for 2011 totaled $249.0 million, or $0.69 per share, compared to $7.8 million, or $0.03 per share, for 2010.

Conference Call and Webcast to be Held Friday, February 24th at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call today at 11:00 a.m., Eastern Time to discuss the results of the fourth quarter of 2011. Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (866) 800-8648 (Domestic) or (617) 614-2702 (International) and using the pass code “Crown Media Fourth Quarter Earnings Call”.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time on Friday, February 24th at 888-286-8010 (Domestic) or 617-801-6888 (International), using pass code number 63701211.

About Crown Media Holdings

Crown Media Holdings, Inc. is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Family Networks. The Company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to over 87 million subscribers in the U.S. Hallmark Channel is the nation’s leading network in providing quality family programming with an ambitious slate of original TV movies, general entertainment, and an array of home and lifestyle content. Hallmark Channel’s sibling network, Hallmark Movie Channel, is available in over 45 million homes in HD and SD. One of America’s fastest-growing cable networks, Hallmark Movie Channel provides family-friendly movies with a mix of classic theatrical films, presentations from the acclaimed Hallmark Hall of Fame library, original Hallmark Channel movies and special events. In addition, Crown Media Family Networks includes the online offerings of HallmarkChannel.com and HallmarkMovieChannel.com.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation and long term incentive plan expense are treated as non-cash items, although they may result in cash payments during subsequent periods.  See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income.  Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA.  The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Crown Media Family Networks

Annie Howell

212.445.6690

anniehowell@crownmedia.com

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Revenues:
Advertising	$80,645	$68,229	$249,888	$217,656
Advertising by Hallmark Cards	1,079	288	1,437	496
Subscriber fees	17,774	21,980	71,668	68,819
Other revenue	70	168	368	301
Total revenue	99,568	90,665	323,361	287,272
Cost of services:
Non-affiliate programming	35,277	33,978	134,742	123,321
Hallmark affiliate programming	799	654	2,040	1,928
Amortization of capital lease	290	290	1,158	1,158
Other cost of services	2,950	3,137	11,108	10,771
Total cost of services	39,316	38,059	149,048	137,178
Selling, general and administrative expenses	12,484	13,743	54,224	50,324
Marketing expense	6,308	1,601	9,816	10,152
Depreciation and amortization	358	346	1,455	1,459
Gain on extinguishment of indemnification	(1,246)	—	(1,246)	—
Gain on sale of film assets	—	(874)	—	(719)
Income from operations before interest and income tax expense	42,348	37,790	110,064	88,878
Interest expense	(11,971)	(2,408)	(25,857)	(55,987)
Income from operations before income tax (provision) benefit	30,377	35,382	84,207	32,891
Income tax (provision) benefit	(504)	(5,913)	234,589	(8,810)
Net income before gain from sale of discontinued operations	29,873	29,469	318,796	24,081
Gain from sale of discontinued operations	1	—	189	—
Net income	29,874	29,469	318,985	24,081
Income to Preferred Stockholder	—	(10,777)	(69,974)	(16,297)
Net income to common stockholders	$29,874	$18,692	$249,011	$7,784
Net income per share - basic	$0.08	$0.05	$0.69	$0.03
Net income per share - diluted	$0.08	$0.05	$0.69	$0.03
Weighted average shares outstanding	359,676	359,676	359,676	234,676

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,
	2011	2010

ASSETS

Cash and cash equivalents	$35,181	$30,565
Accounts receivable, less allowance for doubtful accounts of $181 and $141, respectively	83,798	77,684
Program license fees	98,158	99,574
Prepaid program license fees	11,533	4,099
Deferred tax asset	14,200	—
Prepaid and other assets	1,174	2,367
Total current assets	244,044	214,289
Program license fees	152,806	136,503
Property and equipment, net	11,236	12,701
Deferred tax asset	221,800	—
Debt issuance costs	11,711	—
Other assets	2,839	1,008
Goodwill	314,033	314,033
Total assets	$958,469	$678,534

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Accounts payable and accrued liabilities	$15,391	$27,835
Audience deficiency reserve	10,256	26,954
License fees payable	135,768	104,286
Payables to Hallmark Cards affiliates	4,051	1,005
Interest payable	17,135	—
Current maturities of long-term debt	19,600	—
Notes and interest payable to HC Crown	—	38,174
Total current liabilities	202,201	198,254
Accrued liabilities	16,667	18,972
License fees payable	8,737	33,818
Long-term debt, net of current maturities	487,368	—
Notes payable to HC Crown	—	379,521
Total liabilities	714,973	630,565

COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK, $0.01 par value; 1,000,000 shares authorized; issued and outstanding shares of 0 and 185,000 as of December 31, 2011 and 2010, respectively	—	198,934

STOCKHOLDERS’ EQUITY (DEFICIT)
Class A common stock, $.01 par value; 500,000,000 shares authorized; 359,675,936 shares issued and outstanding as of both December 31, 2011 and 2010	3,597	3,597
Paid-in capital	2,082,241	1,991,157
Accumulated deficit	(1,842,342)	(2,145,719)
Total stockholders’ equity (deficit)	243,496	(150,965)
Total liabilities and stockholders’ equity (deficit)	$958,469	$678,534

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Net income	$29,874	$29,469	$318,985	$24,081
Loss from sale of film assets	—	(874)	—	(719)
Gain from sale of discontinued operations	(1)	—	(189)	—
Gain from extinguishment of indemnification	(1,246)	—	(1,246)	—
Subscriber acquisition fee amortization expense	317	488	1,211	2,025
Depreciation and amortization	648	636	2,613	2,617
Interest expense	11,971	2,408	25,857	55,987
Income tax provision	504	5,913	(234,589)	8,810
Bank fees	—	—	2,500	—
Long term incentive plan expense	199	317	1,673	1,343
Restricted stock unit compensation	39	91	67	324
Adjusted earnings before interest, taxes, depreciation and amortization	$42,305	$38,448	$116,882	$94,468

Programming and other amortization	32,203	29,064	126,255	118,732
Provision for allowance for doubtful account	193	139	454	183
Changes in operating assets and liabilities:
Change to program license fees	(31,882)	(27,514)	(140,464)	(69,460)
Change to prepaid program license fees	6,872	6,628	(7,434)	(2,321)
Change in license fees payable	(5,970)	41	8,949	(44,272)
Change to 2011 Refinancing debt issuance costs	82	—	(12,270)	—
Change to subscriber acquisition fees	(50)	(604)	(800)	(1,354)
Change in subscriber acquisition fees payable	50	604	(463)	142
Interest paid	(3,379)	(1,926)	(5,951)	(17,005)
Changes in other operating assets and liabilities, net of adjustments above	(24,949)	(29,284)	(43,676)	(12,002)
Net cash provided by operating activities	$15,475	$15,596	$41,482	$67,111

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Net cash provided by operating activities	$15,475	$15,596	$41,482	$67,111

Net cash used in investing activities	(321)	(632)	(1,145)	(2,047)

Net cash used in financing activities	(975)	(20,549)	(35,721)	(44,955)

Net increase (decrease) in cash and cash equivalents	14,179	(5,585)	4,616	20,109
Cash and cash equivalents, beginning of period	21,002	36,150	30,565	10,456
Cash and cash equivalents, end of period	$35,181	$30,565	$35,181	$30,565